Silver Bay Realty Trust Corp. Announces $150 Million Increase to its Credit Facility

NEW YORK, January 16, 2014 - Silver Bay Realty Trust Corp. (NYSE: SBY), announced today an amendment to its credit facility that increases its borrowing capacity to $350 million from $200 million. All other material terms of the Credit Agreement remain unchanged. BofA Merrill Lynch and J.P. Morgan acted as joint lead arrangers. The credit facility is being used for the acquisition, financing and renovation of properties and other general purposes.
“The dynamics of the housing market remain favorable for acquiring single-family properties in select markets,” said David N. Miller, Silver Bay’s President and Chief Executive Officer. “The expansion of our credit facility will allow us to continue acquiring homes at attractive prices, leverage our existing property management infrastructure to achieve additional scale, and optimize our capital structure to drive long-term value for our stockholders.”

Silver Bay Realty Trust Corp.
Silver Bay Realty Trust Corp. is a Maryland corporation focused on the acquisition, renovation, leasing and management of single-family properties for rental income and long-term capital appreciation. Silver Bay currently owns single-family properties in Arizona, California, Florida, Georgia, Nevada, North Carolina, Ohio and Texas. Silver Bay has elected to be taxed as a REIT for U.S. federal tax purposes. Additional information can also be found on the company’s website: www.silverbayrealtytrustcorp.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Factors that could cause actual results to differ include an inability for Silver Bay to draw on the credit facility or identify assets to acquire with the proceeds therefrom.
Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Silver Bay does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in Silver Bay’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning Silver Bay or matters attributable to Silver Bay or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Additional Information
Stockholders of Silver Bay, and other interested persons, may find additional information regarding Silver Bay at the SEC's Internet site at www.sec.gov or by directing requests to: Silver Bay Realty Trust Corp.,

Attn: Investor Relations, 601 Carlson Parkway, Suite 250, Minnetonka, MN 55305, telephone (952) 358-4400.

Contact
Anh Huynh, Director of Investor Relations, Silver Bay Realty Trust Corp., ahuynh@silverbaymgmt.com, 952-358-4400.